Exhibit 3.3

FORM OF
ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
OLD NATIONAL BANCORP

Old National Bancorp (hereinafter referred to as the “Corporation”), duly existing under the Indiana Business Corporation Law, as amended (the “Act”), desiring to give notice of corporate action effecting amendment of its Articles of Incorporation fixing the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions of the Corporation’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, sets forth the following:

FIRST
NAME AND ADDRESS

The name of the Corporation is Old National Bancorp with the address of One Main Street, Evansville, IN 47708.

SECOND
AMENDMENT

The Fifth Amended and Restated Articles of Incorporation of Old National Bancorp, as amended (the “Articles of Incorporation”), shall be amended as follows:

1.
Subsection (C) of Section 2 of Article IV of the Articles of Incorporation shall be added as follows:

(C)
Series A Preferred Stock.

(i)
Designation.  There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”).  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except that shares of Series A Preferred Stock issued after [●], 2021 (the “Original Issue Date”) may only be issued on a Dividend Payment Date and only if they are fungible with the shares of Series A Preferred Stock issued on the Original Issue Date for tax purposes, and shall be entitled to dividends, if any, from the date they are issued.

(ii)
Number of Authorized Shares.  The number of authorized shares of Series A Preferred Stock shall initially be 108,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

(iii)
Definitions.  The following terms are used in this Subsection (C) as defined below:

(a)

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(b)
“Board” means the board of directors of the Corporation.

(c)

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday in New York, New York nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Evansville, Indiana.

(d)
“Articles of Designation” means this amendment to Articles of Incorporation relating to the Series A Preferred Stock, as it may be amended or supplemented from time to time.

(e)
“Articles of Incorporation” means the Fifth Amended and Restated Articles of Incorporation of the Corporation, as it may be amended from time to time, and shall include the Articles of Designation.

(f)
“Common Stock” means the common stock, without par value, of the Corporation.

(g)
“Corporation” means Old National Bancorp.

(h)
“Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of current dividends, including the Series C Preferred Stock.

(i)
“Dividend Payment Date” has the meaning set forth in Section (C)(iv)(a).

(j)
“Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date) and continuing to but not including the next succeeding Dividend Payment Date.

(k)
“DTC” means The Depository Trust Company.

(l)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)
“Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(n)
“Liquidation Preference” has the meaning set forth in Section (C)(v).

(o)
“Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the Corporation, including the Series C Preferred Stock.

(p)
“Nonpayment Event” has the meaning set forth in Section (C)(vii)(b).

(q)
“Original Issue Date” has the meaning set forth in Section (C)(i).

(r)
“Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, including the Series C Preferred Stock.

(s)
“Preferred Stock” means the preferred stock, without par value, of the Corporation.

(t)
“Preferred Stock Directors” has the meaning set forth in Section (C)(vii)(b).

(u)
“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series A Preferred Stock is outstanding.

(v)
“Series A Preferred Stock” has the meaning set forth in Section (C)(i).

(w)
“Series C Preferred Stock” means the Corporation’s 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C.

(x)
“Stated Amount” means, in respect of the Series A Preferred Stock, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Articles of Incorporation or applicable articles of designation (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares.

(y)
“Transfer Agent” means the transfer agent with respect to the Series A Preferred Stock, which jointly shall be Computershare Inc. and Computershare Trust Company, N.A. as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.

(z)
“Voting Preferred Stock” means any other class or series of Preferred Stock ranking equally with the Series A Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, including the Series C Preferred Stock. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the Stated Amounts of the shares voted.

(iv)
Dividends.

(a)
Rate.  Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the Stated Amount at a rate of 7.000% per annum, and no more, payable quarterly in arrears on February 20, May 20, August 20 and November 20 of each year, beginning on [●], 2021, with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date.

Each date on which dividends are payable pursuant to the foregoing is a “Dividend Payment Date.” Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days nor less than 10 days before the applicable Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board in advance of payment of each particular dividend. The Corporation shall not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared.

(b)
Business Day Convention.  If a Dividend Payment Date is not a Business Day, then the applicable dividend will be paid on the next business day without any adjustment to, or interest on, the amount of the dividends paid.

(c)
Dividend Computation.  Dividends payable on the Series A Preferred Stock will be calculated for each Dividend Period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

(d)
Dividends Non-cumulative.  Dividends on the Series A Preferred Stock shall not be cumulative or mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to be payable for such Dividend Period, or be cumulative, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series A Preferred Stock, any other series of Preferred Stock or on the Common Stock for any future Dividend Period. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section (C)(iv) (subject to the other provisions of this Articles of Designation).

(e)
Priority of Dividends and Redemption and Repurchase of Junior Stock and Parity Stock.  So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(i)
no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than (A) a dividend payable solely in Junior Stock or (B) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)
no monies may be paid or made available for a sinking fund for the redemption or retirement of any Junior Stock nor shall any shares of Junior Stock be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (D) purchases, redemptions or other acquisitions of shares of the Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to or during the most recently completed preceding Dividend Period, including under a contractually binding stock repurchase plan, (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (G) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (H) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)
no monies may be paid or made available for a sinking fund for the redemption or retirement of any Parity Stock nor shall any shares of Parity Stock, if any, be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period (other than (A) any purchase or other acquisition of shares of Series A Preferred Stock and Parity Stock in accordance with a purchase offer made in writing or by publication (as determined by the Board, or a duly authorized committee of the Board), to all holders of such shares on such terms as the Board (or a duly authorized committee of the Board), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, (D) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock, (E) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to or during the preceding Dividend Period, including under a contractually binding stock repurchase plan, (F) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (G) purchases by a broker-dealer subsidiary of the Corporation of the capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (H) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians).

If the Board (or a duly authorized committee of the Board) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period (which terms include, in the case of the Series A Preferred Stock, the Dividend Payment Dates and Dividend Periods provided for herein) on the shares of Series A Preferred Stock or any Dividend Parity Stock, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of Series A Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board (or a duly authorized committee of the Board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any Common Stock or other Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(v)
Liquidation Rights.

(a)
Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series A Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders an amount equal to the Stated Amount per share, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment (the “Liquidation Preference”).

(b)
Partial Payment.  If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series A Preferred Stock and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)
Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)
Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section (C)(v), the merger, consolidation or other business combination of the Corporation with or into any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(vi)
Redemption.

(a)
Optional Redemption.

(i)
The Series A Preferred Stock is perpetual and has no maturity date. The Corporation may redeem the Series A Preferred Stock at its option, in whole or in part, from time to time, on any Dividend Payment Date on or after [●], 2026, at a redemption price equal to the Stated Amount, together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Notwithstanding the foregoing, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency.

(ii)
The Corporation may redeem shares of the Series A Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole but not in part, at a redemption price equal to the Stated Amount, together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Notwithstanding the foregoing, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency, if the Series A Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

(iii)
The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series A Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date as provided in Section (C)(iv) above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series A Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b)
No Sinking Fund.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

(c)
Notice of Redemption.  Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if shares of the Series A Preferred Stock are held in book-entry form through DTC or any other similar facility, the Corporation may give such notice at such time and in any manner permitted by such facility). Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, if applicable; and (v) that dividends on such shares will cease to accrue on the redemption date.

(d)
Partial Redemption.  In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata from the holders of record of the Series A Preferred Stock or by lot. Subject to the provisions hereof, the Board, or a duly authorized committee of the Board, shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)
Effectiveness of Redemption.  If notice of redemption of any shares of Series A Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of any shares of Series A Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A Preferred Stock are issued in certificated form, unless the Corporation defaults in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption, on and after the redemption date, dividends will cease to accrue on all shares of Series A Preferred Stock so called for redemption, and all such shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

(vii)
Voting Rights.

(a)
General.  The holders of the Series A Preferred Stock will have no voting rights except as set forth below or as otherwise required by law.

(b)
Right to Elect Two Directors on Nonpayment of Dividends.  If and whenever dividends payable on Series A Preferred Stock or any class or series of Voting Preferred Stock have not been declared and paid (or, in the case of Voting Preferred Stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a “Nonpayment Event”), the number of directors on the Board shall automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding Voting Preferred Stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective Stated Amounts, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights). In the event that the holders of Series A Preferred Stock and such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Stated Amount of the Series A Preferred Stock and each other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Preferred Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided for in Section (C)(ix) below, or as may otherwise be required or permitted by applicable law. If the Corporate Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock or any class or series of Voting Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A Preferred Stock holder shall have access to the Corporation’s stock ledger.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of shareholders if such office shall not have previously terminated as provided below. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of shareholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such Voting Preferred Stock for which dividends have not been paid, voting as a single class in proportion to their respective Stated Amounts, provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

If and when (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Preferred Stock on four consecutive Dividend Payment Dates following a Nonpayment Event, and (ii) the rights of holders of any Voting Preferred Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of Preferred Stock Directors shall cease (but subject always to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall immediately terminate, and the number of directors constituting the Board shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend it elects to pay for any Dividend Period after the regular Dividend Payment Date for that period has passed. If and when the rights of holders of Series A Preferred Stock terminate for any reason, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date), and the terms of any Preferred Stock Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Preferred Stock have similarly terminated.

(c)
Other Voting Rights.  So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting together with any other series of Preferred Stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective Stated Amounts (to the exclusion of all other series of Preferred Stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:

(i)
amend or alter the Articles of Incorporation to authorize or increase the authorized amount of, or issue, any shares of a class or series of the Corporation’s capital stock ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)
amend, alter or repeal the provisions of the Articles of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize or create, or increase the authorized amount of, any class or series of stock that does not rank senior to the Series A Preferred Stock in either payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to affect adversely the powers, preferences, privileges or rights of the Series A Preferred Stock; or

(iii)
consummate (x) a binding share-exchange or reclassification involving the Series A Preferred Stock, or (y) a merger or consolidation of the Corporation with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of Preferred Stock. If all series of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

(d)
Changes Permitted without Consent.  Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i)
to cure any ambiguity, or to cure, correct or supplement any provision contained in this Articles of Designation for the Series A Preferred Stock that may be defective or inconsistent; or

(ii)
to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Articles of Designation.

(e)
Changes after Provision for Redemption.  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect the redemption.

(f)
Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Amended and Restated By-Laws, as amended (the “By-Laws”), applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock may be listed or traded at the time.

(viii)
Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

(ix)
Notices.  All notices or communications in respect of the Series A Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Articles of Designation, in the Articles of Incorporation or the By-laws or by applicable law.

(x)
Other Rights.  The shares of Series A Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation. The holders of Series A Preferred Stock shall not have any preemptive rights or conversion rights.

(xi)
Certificates.  The Corporation may at its option issue shares of Series A Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series A Preferred Stock, the following provisions of this Section (C)(xi) shall apply. If and as long as DTC or its nominee is the registered owner of the Series A Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all shares of Series A Preferred Stock for all purposes under the instruments governing the rights and obligations of holders of shares of Series A Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of Series A Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation shall either print and deliver certificates for the shares of Series A Preferred Stock or provide for the direct registration of the Series A Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of Series A Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series A Preferred Stock with the Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A Preferred Stock:

(a)
shall not be entitled to have such Series A Preferred Stock registered in their names:

(b)
shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A Preferred Stock; and

(c)
shall not be considered to be owners or holders of the shares of Series A Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of Series A Preferred Stock.

THIRD
DATE AND MANNER OF ADOPTION

This Amendment to the Articles of Incorporation was duly adopted by the board of directors of the Corporation on July 21, 2021, without shareholder action.  Shareholder action was not required for the adoption of this Amendment to the Articles of Incorporation.

The manner of the adoption of this Amendment to the Articles of Incorporation constitutes full legal compliance with the applicable provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.

In witness whereof, the undersigned hereby verifies, subject to penalties of perjury, that the statements contained herein are true this ____ day of ______, 2021.

OLD NATIONAL BANCORP

By:
Title:
Name: